Exhibit 8.1

Loeb & Loeb LLP 10100 Santa Monica Blvd. Suite 2200 Los Angeles, CA 90067	Main 310.282.2000 Fax 310.282.2200

[  ], 2022

Goldenbridge Acquisition Limited

15/F, Aubin House

171-172 Gloucester Road

Wanchai, Hong Kong

Attn: Yongsheng Liu

Re:	Registration Statement of SunCar Technology Group Inc.

Ladies and Gentlemen:

We have acted as United States counsel to Goldenbridge Acquisition Limited, a British Virgin Islands business company, (“Goldenbridge”), in connection with the proposed Business Combination (as defined below) contemplated by an Agreement and Plan of Merger, dated as of May 23, 2022 (the “Merger Agreement”), by and between Goldenbridge and Auto Services Group Limited, a Cayman Islands exempted company (“SunCar”), pursuant to which (i) Goldenbridge will reincorporate in the Cayman Islands by merging with and into SunCar Technology Group Inc., a Cayman Islands exempted company and wholly-owned subsidiary of Goldenbridge (“PubCo”), with PubCo surviving as the publicly traded entity (the “Reincorporation Merger”); and (ii) one business day after the Reincorporation Merger, SunCar Technology Global Inc., a Cayman Islands exempted company and wholly-owned subsidiary of PubCo (“Merger Sub”), will be merged with and into SunCar, with SunCar surviving as a wholly-owned subsidiary of PubCo (the “Acquisition Merger”) (collectively, the “Business Combination”).

The Business Combination and certain other related transactions are described in the Registration Statement of SunCar Technology Group Inc. on Form F-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on [  ], 2022 (Registration Number 333-_______) as amended through the date hereof (the “Registration Statement”).

In rendering this opinion, we have reviewed the Registration Statement and have assumed with your approval the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Goldenbridge Acquisition Limited [ ], 2022 Page 2

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders.”

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

Regards,

Loeb & Loeb LLP